FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 16th day of March, 2012, to the Distribution Agreement dated as of March 25, 2011 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	Name: James R. Schoenike
Title: President	Title: President

Orinda - 3/2012

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series
Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund

Orinda - 3/2012